Exhibit 10.3
To:

Deutsche Bank AG acting also for the other Lending Offices, whose rights and duties are exercised by Deutsche Bank AG on a trust basis

Guarantee
We have been informed that the branches and/or subsidiaries of Deutsche Bank AG listed in Annex 1 to this Guarantee (each a “Lending Office”) are prepared, subject to certain terms and conditions, to enter into agreements within the banking relationship (collectively and each of them, an „Agreement“) with the companies listed in Annex 1 (each a “Customer”) against our first demand guarantee. Accordingly, we issue this Guarantee in order to secure all existing, future and contingent claims of the Lending Offices against the respective Customer arising from the banking relationship (not limited to the amounts stated in Annex 1) and to ensure that the Lending Office shall receive payment of all amounts expressed to be payable by the Customer hereunder (the “Indebtedness”) up to the guarantee amount in the currency and at the place provided in the respective Agreement at its stated or accelerated maturity, net of any deduction or withholding whatsoever and irrespective of the factual or legal circumstances (including, but not limited to, force majeure and any event or action delaying or preventing any conversion or transfer to or receipt by the Lending Office in the account agreed to by the Lending Office) and motives by reason of which the Customer may fail to pay the Indebtedness. Where a Lending Office is a subsidiary of Deutsche Bank AG, Deutsche Bank AG is entitled to claim payment of the guaranteed amounts of the Lending Office for the purpose of forwarding the received amounts to that Lending Office.
1. Guarantee and Guaranteed Amount
We hereby irrevocably and unconditionally guarantee the payment to the respective Lending Office, in Cologne (or at request of the respective Lending Office at the place of business of that Lending Office), and in the respective currency (or at request of the respective Lending Office in effective EURO), of the Indebtedness up to (converted, as the case may be)

EUR 30.000.000,00
(in words: Euro Thirty Million)
including such further amounts as correspond to interest, cost, expenses, fees and all other amounts as agreed upon to be payable by the Customer.
2. Payment upon First Demand
We shall effect payment hereunder immediately upon your first demand and confirmation in writing or by teletransmission that the amount claimed from us equals the Indebtedness (or part thereof) which the Customer has not paid to a Lending Office when due.
3. Primary, Independent Obligation
This Guarantee constitutes our primary and independent obligation to make payment to you/the Lending Office in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of the Agreement and irrespective of all objections, exceptions or defences from the Customer or third parties.
4. Guarantee for Payment
The Lending Office shall not be required first to claim payment from, to proceed against, or enforce any claims on or security given by, the Customer or any other person before making demand from us hereunder.
5. Exclusion of Specific Defences
This Guarantee and our obligations hereunder shall not be contingent upon the legal relationship between the Lending Office and the Customer and shall be independent of and enforceable notwithstanding (a) any defect in any provision of the Agreement, (b) any absence or insufficiency of corporate resolutions relating to the Indebtedness, (c) any inadequate representation of the Customer, (d) any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced in the country of the Customer, (e) any agreement made between the Lending Office and the Customer concerning the Indebtedness, including any extension of the term of payment and any rescheduling or restructuring of the Indebtedness, whether or not we shall have given our consent thereto, (f) the taking, existence, variation or release of any other collateral provided to the Lending Office for the Indebtedness, and its legal relationship with any provider of such other collateral, (g) any right of the Customer to rescind the Agreement, and (h) any right that a Lending Office may have to set-off the Indebtedness against a counterclaim of the Customer.
6. Taxes
Any amount payable by us hereunder will be paid free and clear of and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which we are/or the Customer is situated, and which are deducted from any payment hereunder and/or under the Agreement. If the deduction of withholding taxes is required by law, then we shall pay such additional amounts as may be necessary in order that the net amounts received by you/the Lending Office after such deduction shall equal the amount that would have been receivable had no such deduction been required.
7. Currency Indemnity
Payments made by us to you/the respective Lending Office pursuant to a judgement or order of a court or tribunal in a currency other than that of the Guarantee (the “Guarantee Currency”) shall constitute a discharge of our obligation hereunder only to the extent of the amount of the Guarantee Currency that you/the Lending Office, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognised foreign exchange market. If the amount so received should be less than the amount due in the Guarantee Currency under this Guarantee, then as a separate and independent obligation, which gives rise to a separate cause of action, we are obliged to pay the difference.
8. Limitation of Subrogation
So long as any Indebtedness has not been satisfied or any sum remains payable under the Agreement, we undertake not to assert any claim we may have against the Customer by reason of the performance of our obligations under this Guarantee, whether on contractual grounds or on any other legal basis, until the Indebtedness has been satisfied and all amounts payable to the Lending Office under the Agreement have been fully and irrevocably received or recovered. Any amount received or recovered by us from the Customer shall be held in trust for and immediately paid to the Lending Office. If we make any payment to the Lending Office hereunder, we shall only be subrogated in its rights against the Customer once the Indebtedness has been satisfied and all amounts payable to the Lending Office under the Agreement have been fully and irrevocably received or recovered by it.

9. Dissolution/Change of Structure
The obligations under this Guarantee shall remain in force notwithstanding any dissolution or change in the structure or legal form of the Customer.
10. Restructuring
The Lending Office shall without our consent be entitled to reschedule or restructure principal, interest and other amounts payable under the Agreement, to release the Customer from its obligations and/or to accept a new debtor if, for reasons which it deems important, the Lending Office or other companies of the Deutsche Bank group agree to similar measures also with respect to their other credits extended to entities in the country of the Customer. Our liability under this Guarantee shall not be affected by such measures, and we undertake to pay to you upon first demand, in accordance with the terms hereof, all such amounts in full and at such time as they would have become due and payable had the Agreement and the Indebtedness remained effective and unaltered. Our consent to the terms and documentation of such rescheduling, restructuring, release or debt assumption shall not be required.
11. New Money
Should the Lending Office agree, in connection with a debt restructuring or in order to avoid such restructuring, to extend new credits (“New Money”) to the Customer or other entities of the public or private sector in the country of the Customer and should its participation in such New Money be calculated on the basis of credits extended by the Lending Office and/or other companies of the Deutsche Bank group to the Customer or such other entities, we hereby irrevocably and unconditionally guarantee, in accordance with the terms hereof, that portion of the claims for principal, interest, cost, expenses, fees and other amounts payable in respect of the New Money by which your participation in the New Money is increased by virtue of the Indebtedness, regardless of whether you are legally obliged to take part in the restructuring of the New Money. Our consent to the terms and documentation of the New Money shall not be required.
12. Miscellaneous
We represent and warrant that this Guarantee is binding, valid and enforceable against us in accordance with its terms. We waive any express acceptance of this Guarantee by the Lending Office. We acknowledge that Deutsche Bank AG is entitled to enforce any right or claim of the Lending Offices. We confirm that we have taken, and will continue to take, all necessary steps to ensure that any amount claimed by you/the Lending Office from us hereunder can be transferred to you/it immediately, free of any deduction, cost or charges whatsoever. We waive any right to require information from the Lending Office in respect of the Agreement and the Indebtedness.
13. Term
This Guarantee is effective as of its date of issuance and shall expire once all amounts expressed to be payable by the Customer to the Lending Office due to the Indebtedness or under the Agreement have been fully and irrevocably received by the Lending Office. However, should the Lending Office thereafter become liable to return monies received in payment of the Indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the Customer, this Guarantee shall be reinstated and become effective again notwithstanding such expiration. This shall also apply if at that time the Customer is no longer listed in Annex 1.
14. Partial Invalidity
Should any provision of this Guarantee be void or for any other reason invalid or unenforceable or invalid, the other provisions hereof shall remain in force.

15. Applicable Law, Jurisdiction
This Guarantee and all rights and obligations arising hereunder shall in all respects be governed by German law. We hereby submit to the jurisdiction of the competent courts of Cologne, Germany, and, at your option, of the competent courts of our domicile. We irrevocably waive any objection which we may now or hereafter have that such proceedings have been brought in an inconvenient forum.

IPG Laser GmbH

Burbach, 11 August 2014	/s/ Eugene Scherbakov

Annex 1:
Worksheet comprising full name of (i) the Customer(s) (ii) the respective Lending Office and (iii) the respective lending amounts and currencies